                                                                   EXHIBIT 10.79
[QLT INC. LOGO]
                              EMPLOYMENT AGREEMENT

          This Employment Agreement is entered into as of June 10, 2002


BETWEEN:

          QLT INC., having an address of 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5, Canada,

          ("QLT" or the "COMPANY")

AND:

          WILLIAM J. NEWELL, having an address of 1905 Ray Drive, Burlingame, California, 94010, U.S.A.

          ("MR. NEWELL").

WHEREAS:

A. QLT is a world leader in the development and commercialization of proprietary pharmaceutical products for use in photodynamic therapy, an emerging field of medicine utilizing light-activated drugs in the treatment of disease and has other active development programs ongoing in areas outside of photodynamic therapy;

B. QLT has offered to Mr. Newell, and Mr. Newell has accepted, employment with QLT as Senior Vice President & Chief Business Officer.

C. QLT and Mr. Newell wish to enter into this Agreement to set out the terms and conditions of Mr. Newell's employment with QLT.

D. Employment is subject to Mr. Newell obtaining and maintaining permission of Canada Immigration to work in Canada in this position. QLT will reimburse Mr. Newell for the costs associated with obtaining employment and permanent residence status.

     NOW THEREFORE in consideration of $10.00, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Mr. Newell agree as follows:

1.       POSITION AND DUTIES

1.1 POSITION - QLT will employ Mr. Newell in the position of Senior Vice President & Chief Business Officer, and Mr. Newell agrees to be employed by QLT in this position, subject to the terms and conditions of this Agreement.

1.2 DUTIES, REPORTING AND EFFORTS - In the performance of his duties as Senior Vice President & Chief Business Officer, Mr. Newell shall, in accordance with his Accountability Statement, as may be amended from time to time:

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                                                                   EXHIBIT 10.79


     (a) OVERALL RESPONSIBILITIES - Have overall responsibility for the development, implementation and coordination of the Company's Corporate Development, Business Development, Legal and Intellectual Property policies, objectives and operations in a manner that will ensure achievement of the Company's overall long-term strategic objectives.

     (b) CORPORATE DEVELOPMENT DEPARTMENT - Personally undertake and/or delegate all senior administrative responsibilities pertaining to the day-to-day Corporate Development, Business Development, Legal and Intellectual Property functions at QLT, in accordance with policies established from time to time by the President of the Company (the "PRESIDENT") and by the Board of Directors of the Company (the "BOARD").

     (c)  REPORT - Report, as and when required, to the President.

     (d) BEST EFFORTS - Use his best efforts, industry and knowledge to improve and increase QLT's business and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations pertaining to QLT business, and in particular, project planning and management at QLT.

     (e) WORKING DAY - Devote the whole of his working day attention and energies to the business and affairs of QLT.

2.       COMPENSATION

2.1 ANNUAL COMPENSATION - In return for his services under this Agreement, the Company agrees to pay or otherwise provide the following total annual compensation to Mr. Newell:

     (a) BASE SALARY - A base salary in the amount of $290,000.00 (U.S.) in 24 equal installments payable semi-monthly in arrears, subject to periodic reviews at the discretion of the President and the Board.

     (b) BENEFIT PLANS - Coverage for Mr. Newell and his eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:

          I.   Each plan's terms for eligibility,
          II. Mr. Newell taking the necessary steps to ensure effective enrollment or registration under each plan, and
          III. Customary deductions of employee contributions for the premiums of each plan.

          As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Mr. Newell agree that employee benefit plans provided by/through QLT to its employees may change from time to time.

     (c) EXPENSE REIMBURSEMENT - Reimbursement, in accordance with the Company's Policy and Procedures Manual (as amended from time to time), of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Newell, subject to him maintaining proper accounts and providing documentation for these expenses upon request.

     (d) VACATION - Four weeks of paid vacation per year, as may be increased from time to time in accordance with QLT's standard vacation policy. As per the Company's Policy and Procedures Manual (as amended from time to time), unless agreed to in writing by the Company:

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                                                                   EXHIBIT 10.79


          I. All vacation must be taken within one year of the year in which it is earned by Mr. Newell, and
          II.  Vacation entitlement shall not be cumulative from year to year.

     (e) RRSP CONTRIBUTIONS - Provided the conditions set out below have been satisfied, in January or February of the year following the year in which the income is earned by Mr. Newell (the "INCOME YEAR"), QLT shall make a contribution of up to 7% of Mr. Newell's annual base salary for the Income Year to Mr. Newell's Registered Retired Savings Plan ("RRSP"). The contribution to Mr. Newell's RRSP as set out above is subject the following conditions:

          I. The maximum contribution to be made by the Company to Mr. Newell's RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Revenue Canada for the Income Year,

          II. Mr. Newell must have contributed an equal amount into his RRSP, and

          III. Mr. Newell is still actively employed by the Company when the matching contribution would otherwise be made.

     (f) CASH INCENTIVE COMPENSATION PLAN - Participation in the Cash Incentive Compensation Plan offered by QLT to its senior executives in accordance with the terms of such Plan, as amended from time to time by the Board. The amount of the payment granted, if any, is at the discretion of the Executive Compensation Committee of the Board.

     (g) SIGNING STOCK OPTIONS - Conditional on Mr. Newell entering into this Agreement, the Board has approved and the Company will grant the option for Mr. Newell to purchase 200,000 common shares of QLT. The options will be subject to the terms and conditions set out in QLT's current Stock Option Incentive Plan, have a five year term from the date of grant and will vest monthly in equal numbers over three years. The exercise price of these options is $19.71, being the closing price on the Toronto Stock Exchange on the trading day immediately prior to the date on which Mr. Newell's employment with the Company commenced. These options may not be exercised by Mr. Newell until he has successfully completed six months' employment with QLT from the Commencement Date, and the grant will be conditional upon Mr. Newell not having provided a Resignation Notice (as defined below) nor having received a written notice of termination from QLT on or before the end of the six month period.

     (h) STOCK OPTION PLAN - Participation in any stock option plan offered by QLT to its employees, in accordance with the terms of the plan in effect at the time of the stock option offer(s).

2.2 ADDITIONAL COMPENSATION - The Company and Mr. Newell agree to the terms of relocation assistance, relocation repayment, and relocation assistance upon termination by the Company as set out in SCHEDULE A to this Agreement.

2.3 ANNIVERSARY BONUS - The Company will pay Mr. Newell a one-time bonus of $25,000.00 (Canadian), less statutory withholdings, on June 10, 2003, provided Mr. Newell has not resigned from employment with the Company prior to that date.

3.       RESIGNATION

3.1 RESIGNATION - Mr. Newell may resign from his employment with QLT by giving QLT 60 days prior written notice (the "RESIGNATION NOTICE") of the effective date of his resignation. On receiving a Resignation Notice, QLT may elect to provide the following payments in lieu of notice to Mr. Newell and require him to leave the premises forthwith:

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                                                                   EXHIBIT 10.79


     (a) BASE SALARY - Base salary owing to Mr. Newell for the 60-day notice period.

     (b) BENEFITS - Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by Mr. Newell and his eligible dependents prior to the date of his Resignation Notice. Mr. Newell acknowledges and agrees that pension and short and long term disability plans provided through the Company will not be continued beyond the last day that Mr. Newell works at the Company's premises (the "LAST ACTIVE DAY").

     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Newell prior to his Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Mr. Newell as at the expiry of the 60-day notice period.

     (e) PRORATED RRSP CONTRIBUTION - A prorated contribution to Mr. Newell's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Newell, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

3.2 OTHERS - In the event of resignation of Mr. Newell as set out in paragraph 3.1, the parties agree:

     (a) NO BONUS - Mr. Newell will have no entitlement to participate in the Company's Cash Incentive Compensation Plan for the year in which he resigns his employment with QLT; and

     (b) STOCK OPTION PLAN - Mr. Newell's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Newell.

4.       RETIREMENT

4.1 RETIREMENT - Effective the date of retirement (as defined in the Company' Policy and Procedures Manual, as amended from time to time) of Mr. Newell from active employment with the Company, the parties agree that:

     (a) THIS AGREEMENT - Subject to the provisions of paragraph 10.5, both parties' rights and obligations under this Agreement will terminate without further notice or action by either party.

     (b) STOCK OPTIONS -Mr. Newell's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Newell.

5.       TERMINATION

5.1 TERMINATION FOR CAUSE - QLT reserves the right to terminate Mr. Newell's employment at any time for any reason. Should Mr. Newell be terminated for cause, he will not be entitled to any advance notice of termination or pay in lieu thereof.

5.2 TERMINATION OTHER THAN FOR CAUSE - QLT reserves the right to terminate Mr. Newell's employment at any time without reason. However, if QLT terminates Mr. Newell's employment for:

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                                                                   EXHIBIT 10.79



     (a)  Any reason other than for cause, or

     (b) Any reason not covered by a separate Change in Control Letter Agreement dated of even date between QLT and Mr. Newell,

     then, except in the case of Mr. Newell becoming completely disabled (which is provided for in paragraph 5.7) and subject to the provisions set forth below, Mr. Newell shall be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3 SEVERANCE NOTICE AND PAY - In the event QLT terminates Mr. Newell's employment as set out in paragraph 5.2, Mr. Newell shall be entitled to:

     (a) NOTICE - Advance written notice of termination ("SEVERANCE NOTICE"), or pay in lieu thereof ("SEVERANCE Pay"), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

          I. A minimum of six months Severance Notice, or Severance Pay in lieu thereof, and

          II. One additional month's Severance Notice for each complete year of continuous employment with the Company,

         up to a maximum total of 24 months' Severance Notice, or Severance Pay in lieu of Severance Notice. Mr. Newell acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at the Company's discretion.

     (b) BENEFITS - Except as set out below, for 30 days after Mr. Newell's Last Active Day, all employee benefit plan coverage enjoyed by Mr. Newell and his dependents prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, Mr. Newell shall receive compensation ("BENEFITS COMPENSATION") in the amount of 10% of his base salary for the balance of his Severance Notice period. Mr. Newell acknowledges and agrees that pension and short and long term disability plans provided through the Company will not be continued beyond Mr. Newell's Last Active Day.

     (c) OUT PLACEMENT COUNSELING - In the event QLT terminates Mr. Newell's employment as set out in paragraph 5.2, in the year following termination, QLT will pay to an out placement counseling service (to be agreed to by Mr. Newell and QLT) a maximum of Cdn $5,000 for assistance rendered to Mr. Newell in seeking alternative employment.

     (d) OTHER COMPENSATION - In the event QLT terminates Mr. Newell's employment as set out in paragraph 5.2, the parties further agree as follows:

          I. The Company will reimburse (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) Mr. Newell for all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Newell prior to the date of termination, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

          II. The Company will make a payment to Mr. Newell in respect of his accrued but unpaid vacation pay to the date of termination.

          III. The Company will make a prorated contribution to Mr. Newell's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Newell and the contribution to
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                                                                   EXHIBIT 10.79

               be subject to the conditions set out in subparagraph 2.1(e), except condition III.

          IV. The Company will make a prorated payment to Mr. Newell in respect of his entitlement to participate in the Company's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Newell and the entitlement to be at the maximum level Mr. Newell would have otherwise been eligible to receive in the current calendar year.

          V. Mr. Newell's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Newell.

5.4 ACKNOWLEDGEMENT - Mr. Newell acknowledges and agrees that in the event QLT terminates Mr. Newell's employment as set out in paragraph 5.2, in providing:

     (a)  The Severance Notice or Severance Pay, or any combination thereof;
     (b)  The Benefits Compensation;
     (c) Out placement counseling service as more particularly set out in subparagraph 5.3(c); and
     (d)  The other compensation set out in subparagraph 5.3(d);

     the Company shall have no further obligations, statutory or otherwise, to Mr. Newell in respect of this Agreement and Mr. Newell's employment under this Agreement.

5.5 NO DUPLICATION - In the event that the Severance Pay provisions of this Agreement and the payment provisions of the Change in Control Agreement are both applicable, Mr. Newell agrees that he will give written notice to the Company with respect to which agreement he wishes to be paid out under and that he is not entitled to severance pay under both agreements.

5.6       TERMINATION DUE TO INABILITY TO ACT

     (a) TERMINATION - QLT may immediately terminate this Agreement by giving written notice to Mr. Newell if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either:

          I.   For a period exceeding six consecutive months, or

          II. For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

          and no other reasonable accommodation can be reached between QLT and Mr. Newell. Notwithstanding the foregoing, QLT agrees that it will not terminate Mr. Newell pursuant to this provision unless and until Mr. Newell has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

     (b) PAYMENTS - In the event of termination of Mr. Newell's employment with the Company pursuant to the provisions of this paragraph 5.6, the Company agrees to pay to Mr. Newell Severance Pay and Benefits Compensation as set out in paragraph 5.3 and in this situation:

          I. While he is completely disabled Mr. Newell shall have no duty to mitigate the payments owing to him by looking for and accepting suitable alternative employment or contract(s) for service, and

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                                                                   EXHIBIT 10.79


          II. If Mr. Newell ceases to be completely disabled, then the provisions of paragraph 5.3(c) (out placement counseling) shall apply.

     (c)  DEFINITION - The term "completely disabled" as used in this paragraph
          5.6 shall mean the inability of Mr. Newell to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to keep Mr. Newell from satisfactorily performing any and all essential functions of his position for the Company during the foreseeable future.

5.7 DEATH - Except as set out below, effective the date of death (the "DATE OF DEATH") of Mr. Newell, this Agreement and both parties' rights and obligations under this Agreement shall terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), the Company shall pay the following amounts to Mr. Newell's estate:

     (a)  BASE SALARY - Base salary owing to Mr. Newell up to his Date of Death.

     (b) PAYMENT IN LIEU OF BENEFITS - In lieu of employee benefit coverage for his eligible dependents after his Date of Death, a payment in the amount of 10% of his annual base salary in effect at his Date of Death.

     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Newell prior to his Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Mr. Newell as at his Date of Death.

     (e) RRSP CONTRIBUTION - A prorated contribution to Mr. Newell's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Newell and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

     (f) BONUS - A prorated payment to Mr. Newell in respect of his entitlement to participate in the Company's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Newell and the entitlement to be at the maximum level Mr. Newell would have otherwise been eligible to receive in the current calendar year.

     After his Date of Death, Mr. Newell's participation and/or entitlement under any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Newell.

6.       CONFLICT OF INTEREST

6.1 AVOID CONFLICT OF INTEREST - Except as set out below, during the term of his employment with QLT, Mr. Newell agrees to conduct himself in accordance with the conflict of interest provisions set out in QLT's Code of Ethics. The Company and Mr. Newell acknowledge and agree that from time to time the President may consent in writing to activities by Mr. Newell which might otherwise appear to be a real or apparent conflict of interest.

6.2 NO FINANCIAL ADVANTAGE - During the term of his employment with QLT, Mr. Newell agrees that neither he nor any members of his immediate family will take financial advantage of or benefit

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                                                                   EXHIBIT 10.79


     financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

6.3 COMPLY WITH POLICIES - During the term of his employment with QLT, Mr. Newell agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

6.4 BREACH EQUALS CAUSE - Mr. Newell acknowledges and agrees that breach by him of the provisions of this Section 6 shall be cause for immediate termination by the Company of his employment with the Company.

7.       CONFIDENTIALITY

7.1 INFORMATION HELD IN TRUST - Mr. Newell acknowledges and agrees that all business and trade secrets, confidential information and knowledge which Mr. Newell acquires during his employment with QLT relating to the business and affairs of QLT or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, or in which QLT is or may become interested (collectively, "CONFIDENTIAL INFORMATION"), shall for all purposes and at all times, both during the term of Mr. Newell's employment with the Company and at all times thereafter, be held by Mr. Newell in trust for the exclusive benefit of the Company.

7.2 NON DISCLOSURE -Mr. Newell acknowledges and agrees that both during the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Mr. Newell will not:

     (a) DISCLOSE - Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information of QLT; or

     (b) USE - Use any Confidential Information that he may acquire with respect to QLT's affairs for his own purposes or for any purposes, other than those of the Company.

7.3      INTELLECTUAL PROPERTY RIGHTS

     (a) DISCLOSE INVENTIONS - Mr. Newell agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, "INVENTIONS") that Mr. Newell may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment with the Company.

     (b) INVENTIONS ARE QLT PROPERTY - All Inventions and all other work of Mr. Newell in the course of his employment with the Company shall at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it shall see fit, and shall be acquired or held by Mr. Newell in a fiduciary capacity solely for the benefit of QLT.

     (c)  ADDITIONAL REQUIREMENTS - Mr. Newell agrees to:

          I. Treat all information with respect to Inventions as Confidential Information.
          II. Keep complete and accurate records of Inventions, which records shall be the property of QLT and copies of which records shall be maintained at the premises of QLT.
          III. Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Mr. Newell in the course of his employment with the Company, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name

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               of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.
          IV. Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.

7.4 RECORDS - Mr. Newell agrees that all records or copies of records concerning QLT's activities, business interests or investigations made or received by him during his employment with QLT are and shall remain the property of QLT. He further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT's request.

7.5 NO USE OF FORMER EMPLOYER'S MATERIALS - Mr. Newell certifies that he has not brought to QLT and will not use while performing his employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer.

8.       POST-EMPLOYMENT RESTRICTIONS

8.1 NON-COMPETE - Mr. Newell agrees that, without the prior written consent of QLT, which consent will not be unreasonably withheld, for a period of one year following termination of his employment with the Company for any reason (by resignation or otherwise), as measured from his Last Active Day, Mr. Newell shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT with respect to the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, opthalmic, or auto-immune disease anywhere in Canada, the United States or Europe.


8.2 ADDITIONAL RESTRICTIONS - Mr. Newell agrees that, for a period of two years following termination of his employment with the Company for any reason (by resignation or otherwise), as measured from his Last Active Day, he will not:

     (a) SOLICIT ON BEHALF OF A COMPETITIVE BUSINESS - directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

          I. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, opthalmic, auto-immune and cardiovascular disease, or
          II. If the core technology base of the Company diversifies beyond photodynamic therapy, the development and/or commercialization and/or marketing of pharmaceutical products that are based on a significantly similar technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of the Company's core business, anywhere in Canada, the United States or Europe.

     (b) SOLICIT EMPLOYEES - directly or indirectly solicit any individual to leave QLT's employment for any reason or interfere in any other manner with the employment relationship existing between QLT and its current or prospective employees.


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                                                                   EXHIBIT 10.79


     (c) SOLICIT CUSTOMERS - directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT to cease doing business with QLT or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT.

8.3 MINORITY SHARE INTERESTS ALLOWED - The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Mr. Newell from owning any minority interest in any company where stock or shares are traded publicly.

9.       REMEDIES

9.1  IRREPARABLE DAMAGE - Mr. Newell acknowledges and agrees that:

     (a) BREACH - Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

     (b) CONSEQUENCES OF BREACH - In the event of a breach of any provision of this Agreement by him, QLT shall have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2 INJUNCTION - In the event of any dispute under Sections 7 and/or 8, Mr. Newell agrees that QLT shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security shall be required from QLT in connection therewith.

9.3 ADDITIONAL REMEDIES - Mr. Newell acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it shall see fit.

10.      GENERAL MATTERS

10.1 TAX WITHHELD - The parties acknowledge and agree that all payments to be made by the Company to Mr. Newell under this Agreement will be subject to the Company's withholding of applicable withholding taxes.

10.2 INDEPENDENT LEGAL ADVICE - Mr. Newell acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

10.3 BINDING AGREEMENT - The parties agree that this Agreement shall enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4 GOVERNING LAW - The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

     (a) NOTICE - The parties agree that any notice or other communication required to be given under this Agreement shall be in writing and shall be delivered personally to the addresses set forth on page 1


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                                                                   EXHIBIT 10.79

          of this Agreement, and in the case of notice to the Company, shall be addressed to the attention of the President.

     or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally shall be deemed to have been given and received at the time of delivery.

10.5     SURVIVAL OF TERMS

     (a) MR. NEWELL'S OBLIGATIONS -Mr. Newell acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 7, 8 and 10 of this Agreement shall survive any termination of this Agreement.

     (b) COMPANY'S OBLIGATIONS - The Company acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement shall survive any termination of this Agreement.

     (c) WITHOUT PREJUDICE - Any termination of this Agreement shall be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.6 WAIVER - The parties agree that any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

10.7 ENTIRE AGREEMENT - The parties agree that the provisions contained in this Agreement, Mr. Newell's Change in Control Letter Agreement and any Stock Option Agreements between the Company and Mr. Newell constitute the entire agreement between QLT and Mr. Newell with respect to the subject matters hereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Mr. Newell regarding the subject matters hereof. To the extent that there is any conflict between the provisions of this Agreement, Mr. Newell's Change in Control Letter Agreement and any Stock Option Agreements between the Company and Mr. Newell, the following provisions shall apply:

     (a) CHANGE IN CONTROL - If the conflict is with respect to an event, entitlement or obligation in the case of a Change in Control of the Company (as defined in the Change in Control Letter Agreement), the provisions of the Change in Control Letter Agreement will govern (unless the parties otherwise mutually agree).

     (b) STOCK OPTIONS - If the conflict is with respect to an entitlement or obligation with respect to stock options of the Company, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

     (c) OTHER - In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.8 SEVERABILITY OF PROVISIONS - If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law):

     (a) The application of that provision under circumstances different from those adjudicated by the court;

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                                                                   EXHIBIT 10.79


      (b)  The application of any other provision of this Agreement; or

      (c)  The enforceability or invalidity of this Agreement as a whole.

      If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement will continue in full force and effect.

10.9 CAPTIONS - The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.10 AMENDMENTS - Any amendment to this Agreement shall only be effective if the amendment is in writing and is signed by the Company and Mr. Newell.


     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.


QLT INC.


BY:  ____________________________                    ___________________________
     LINDA LUPINI                                    WILLIAM J. NEWELL
     VICE PRESIDENT, HUMAN RESOURCES
     & ADMINISTRATION


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                                                                   EXHIBIT 10.79


                                   SCHEDULE A

                              RELOCATION ASSISTANCE

CERTAIN PAYMENTS MADE TO MR. NEWELL UNDER SCHEDULE "A" WILL BE TAXABLE BENEFITS. THESE PAYMENTS WILL BE GROSSED UP TO MAKE WHOLE ANY TAXABLE BENEFITS MR. NEWELL RECEIVES UNDER SCHEDULE "A" AND MR. NEWELL WILL BE PROVIDED WITH A CHEQUE FOR THIS AMOUNT AT THE END OF THE TAXATION YEAR (MARCH) IN WHICH THE EXPENSE WAS INCURRED.

1. Return air fares (tickets provided by QLT) and expenses covered for weekend commute to San Francisco from May to September 2002.

2. Return air fares (tickets provided by QLT) and expenses covered for Mr. Newell's family trips to Vancouver, from May to September 2002, or until family relocation is complete.

3. Return air fares to Vancouver (tickets provided by QLT) for Mr. Newell and Mr. Newell's spouse to find suitable accommodation together with hotel and rental of an economy car for a period of 3-4 days.

4. Five (5) months of interim accommodation upon arrival in Vancouver to a maximum of $3,000.00 per month. QLT will assist in locating this accomodation, if necessary. As required under the Income Tax Act, these payments must be used to provide for temporary accommodation while Mr. Newell is waiting to occupy Mr. Newell's new permanent residence, otherwise, they will be subject to the same required statutory withholdings in Canada as base salary.

5. Reimbursement of real estate commission fees and reasonable legal expenses relating to the sale of Mr. Newell's existing home within two years from Mr. Newell's Commencement Date. These payments will be subject to the same required statutory withholdings in Canada as base salary.

6. Reimbursement for reasonable legal expenses on Mr. Newell's purchase of a home in Greater Vancouver within two years from Mr. Newell's Commencement Date and subject to a maximum reimbursement of $2,000.00.

7. Reimbursement of the B.C. Property Purchase Tax paid on Mr. Newell's residence.

8. Moving costs for household possessions, including one (1) automobile, and excluding bulky items of low value. QLT will assign a corporate moving company.

9. Moving expenses incurred as a result of moving from Mr. Newell's interim accommodations to Mr. Newell's permanent residence in the Greater Vancouver area, to a maximum of $2,000.00. QLT will assign a corporate moving company.

10. Reimbursement for the rental of an economy car for a one-month period if necessary.

11. One-way air fares for Mr. Newell and Mr. Newell's immediate family from Mr. Newell's present location to Vancouver at the time of the move (or return air fare for Mr. Newell if Mr. Newell relocates to Vancouver prior to Mr. Newell's family).

12. Accountable allowance: Reimbursement of up to $10,000.00 to cover other reasonable expenses associated with Mr. Newell's move. The attached list "Other Allowable Expenses" outlines those moving-related expenses which Canada Customs and Revenue Agency (CCRA) allows us to reimburse Mr. Newell for without incurring a taxable benefit. Supporting receipts will be required.

     Non-accountable allowance: As part of Mr. Newell's relocation, Mr. Newell will likely incur a number of incidental expenses which may not appear on the attached list (e.g. cleaning costs). QLT will reimburse Mr. Newell for these costs up to $650.00 on a tax-free basis in line with CCRA's accepted policy for non-accountable allowances (this is in addition to the accountable allowance noted above). Note that we do not require Mr. Newell to supply supporting receipts for this reimbursement, however, Mr. Newell will be required to provide us with a memo certifying that Mr. Newell incurred at least this much in incidental costs. If Mr. Newell does not provide QLT with this memo, these costs will be treated as a taxable benefit. Any additional reimbursement t Mr. Newell receives for "incidentals" that are not on the attached list will be considered a taxable benefit.

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                                                                   EXHIBIT 10.79











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